 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-252523) and Form S-8 (File No. 333-228900) of our report dated October 8, 2021, relating to the financial statements of SunHydrogen, Inc. (the “Company”) for the year ended June 30, 2021, which appears in this Form 10-K.

/s/ M&K CPAS, PLLC

Houston, Texas

October 8, 2021